Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-04685, 333-28933, 333-63147, 333-81925, 333-86581, 333-40356, 333-89966, 333-97571, 333-110703 and 333-115987 on Form S-8 and 333-118782 on Form S-4 of our report dated March 8, 2004 (August 26, 2004, as to Notes 21 and 22; February 4, 2005 as to Note 19 and the effects of Note 23), which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in the method of accounting for goodwill and other intangible assets in 2002 and restatement of the statements of operations for each of the three years in the period ended December 31, 2003 as described in Note 23, relating to the financial statements and financial statement schedule of Itron, Inc. appearing in this amended Annual Report on Form 10-K/A of Itron, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP

Seattle, Washington

February 4, 2005